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                                                                  EXHIBIT 5.1

                  [Pillsbury, Madison & Sutro LLP Letterhead]

                               February 13, 1998

Cortech, Inc.
6850 N. Broadway, Suite G
Denver, CO  80221

     Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

     Cortech, Inc., a Delaware corporation (the "Company"), has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance of up to a maximum of 28,500,000 shares of the Company's common stock, par value $.002 per share (the "Common Stock"). The Common Stock is issuable upon the effectiveness of the merger (the "Merger") of a wholly-owned subsidiary of the Company ("Merger Sub") with and into BioStar, Inc., a Delaware corporation ("BioStar"), pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization dated December 22, 1997 by and among the Company, BioStar and Merger Sub (the "Merger Agreement").

     Based upon the foregoing, it is our opinion that the shares of Common Stock which are the subject of the Registration Statement, when issued and sold in accordance with the terms of the Merger Agreement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

                                             Very truly yours,



                                             /s/ Pillsbury Madison & Sutro LLP